OMEGA COMMERCIAL FINANCE SIGNS LETTER OF INTENT TO ACQUIRE
$18,000,000 OF MEXICAN BEACHFRONT PROPERTY, $116,000,000 TOTAL PROJECT VALUE

(Property To Be Developed into a High Rise Hotel/Condo Luxury Resort)

MIAMI, February 11, 2009 (PR Newswire) -- Omega Commercial Finance Corporation (OTCBB:OCFN) is pleased to announce that the Company has signed a letter of intent to acquire 100% ownership of 3.9 acres of beachfront property located in Puerto Penasco, Mexico.

Puerto Penasco is a majestic beach resort community located at the base of the Sea of Cortez Mexico (Gulf of California) and can be found in the same geographical region as Cabo San Lucas. The Mexican city is a short 3 hr. drive from the Phoenix/Tucson, AZ. area and is ideal for people living in southwest areas of the U.S. who are looking for a quick vacation destination without the hassles of flights and long travel itineraries.

Omega in conjunction with BBB Developments Mexico have extensively developed plans to create “Los Corales” a 298 unit high-rise hotel/condo beach resort located on prime beachfront property. The resort will boast full scale amenities including luxurious landscaping, pools, jacuzzi’s, spa’s, a beach club, restaurants, a private beach and private pier leading into the ocean. The resort will be comprised of both condos and a hotel meeting the demands of individuals looking to retire, have a second home, or come for a short term stay.

Additionally, Omega has reported that the Los Corales Resort is currently 30% sold out with all purchasers going to contract and fully executing their obligations. Because the units are strategically being sold at 20–30% below current market value, it is anticipated that most units will be sold by the conclusion of this year.

Jon S. Cummings IV, CEO stated, “We are very pleased with the announcement of our intent to purchase the Los Corales project and its property. A tremendous effort has been initiated into the development of this project, and thanks to our partner BBB Developments Mexico, we have created the development of an opportunity which should give us the ability to build and create an appreciating asset while the US economy seeks to right itself”. He also stated, “We are confident that now is the time to take advantage of certain bargains that the economy has created. This adversity in the market is what has given us the ability to have specific foresight and take advantage of specific opportunities”.

Safe Harbor

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Omega Commercial Finance Corp., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Omega Commercial Finance Corp.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Omega Commercial Finance Corp. filings with the Securities and Exchange Commission.

CONTACT:

Omega Commercial Finance Corporation

Investor Relations Dept.

Joseph Vazquez, 305-677-0306

ocfncorp@gmail.com